EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 25, 2007—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations as of and for the three and six months ended June 30, 2007.

Net income for the three months ended June 30, 2007 decreased to $1.860 million, or $.38 per share-basic and diluted, from $2.111 million, or $.42 per share-basic and diluted for the same quarter in 2006. Net interest income for the second quarter of 2007, after the provision for loan losses for the quarter, was $5.301 million, approximately 10.8% lower than the same period in 2006, in part due to the higher deposit costs and a larger provision to the allowance for loan losses. The provision for possible loan losses for the three months ended June 30, 2007 was a positive provision of $80 thousand compared to the negative provision of $63 thousand for the same period in 2006. The net interest margin decreased to 4.26% in the second quarter of 2007 from 4.58% in the same period in 2006 primarily because of a rise in the costs of interest bearing deposits. Non-interest income increased in the second quarter of 2007 by approximately $244 thousand, or 14.7%, while non-interest expenses decreased $7 thousand, or 0.1%, compared to the same period in 2006.

Net income for the six months ended June 30, 2007 decreased 7.1% to $3.750 million, or $.76 per share-basic and $.75 per share-diluted, from the $4.035 million, $.81 per share basic and $.79 per share diluted for the six months ended June 30, 2006. Net interest income for the six months ended June 30, 2007, after the provision for loan losses, decreased 8.8% to $10.734 million from $11.765 million in the same period in 2006. Net interest margin decreased to 4.33% in 2007 from 4.52% in 2006. The provision for possible loan losses for the six months ended June 30, 2007 was a positive provision of $157 thousand compared to the negative provision of $192 million in 2006. Non-interest income increased $483 thousand, or 15.8%, and non-interest expense decreased $106 thousand, or 1.1%, for the six months ended June 30, 2007 when compared to 2006.

Total assets as of June 30, 2007 increased $24.214 million, or 4.0%, when compared to December 31, 2006. Deposits increased $7.760 million, or 1.6%, over the same period. Loans, net of unearned income, during this period decreased $19.905 million, or 5.3%, due to softening loan demand. Non-performing assets increased by $172 thousand to $5.864 million at June 30, 2007 compared to December 31, 2006 because of an increase in loans 90 days or more past due that was partially offset by a decrease in non-accrual loans and other real estate owned.

During the first half of 2007, the Company paid dividends totaling $0.36 per share. This represents an increase of 5.9% over the dividends paid in the first half of 2006.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has eighteen banking locations in eight counties in East Central Mississippi.

In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months Ended June 30		Six Months Ended June 30
	2007	2006	2007	2006
Interest income and fees	$9,560	$9,162	$19,005	$17,822
Interest expense	4,179	3,283	8,114	6,249

Net interest income	5,381	5,879	10,891	11,573

Provision for loan losses	80	(63)	157	(192)

Net interest income after provision for loan losses	5,301	5,942	10,734	11,765

Non-interest income	1,908	1,664	3,547	3,064
Non-interest expense	4,717	4,724	9,261	9,367

Net income before taxes	2,492	2,882	5,020	5,462
Income taxes	632	771	1,270	1,427

Net income	$1,860	$2,111	$3,750	$4,035

Earnings per share - basic	$0.38	$0.42	$0.76	$0.81

Earnings per share - diluted	$0.38	$0.42	$0.75	$0.79

Average shares outstanding-basic	4,912,748	5,014,460	4,961,572	5,012,762
Average shares outstanding-diluted	4,967,544	5,083,598	5,016,170	5,083,860

	As of June 30, 2007	As of December 31, 2006

Balance Sheet Data:
Total assets	$632,389	$608,175
Total earning assets	565,373	539,635
Loans, net of unearned income	353,088	372,993
Allowance for loan losses	3,692	3,712
Total deposits	479,607	471,847
Long-term borrowings	49,400	59,400
Shareholders’ equity	64,295	69,665
Book value per share	$13.19	$13.88
Dividends paid per share	$0.36	$0.69

Average Balance Sheet Data:
Total assets	$635,883	$604,137
Total earning assets	572,902	537,891
Loans, net of unearned income	357,589	373,729
Total deposits	483,365	469,460
Long-term borrowings	57,632	59,608
Shareholders’ equity	68,111	66,665

Non-performing assets:
Non-accrual loans	1,349	1,629
Loans 90+ days past due	2,069	1,355
Other real estate owned	2,446	2,708

Net charge-offs as a percentage of average net loans	0.05%	0.13%

Performance Ratios:
Return on average assets	1.18%	1.39%
Return on average equity	11.01%	12.59%

Net interest margin (tax equivalent)	4.33%	4.55%

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com